SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
                      Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         Commission File Number 1-13098

                                CASE CORPORATION
                             ---------------------
             (Exact name of registrant as specified in its charter)

                                700 State Street
                             Racine, Wisconsin 53404
                                 (262) 636-6011

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              7 1/4% Notes due 2016
                              7 1/4% Notes due 2005
                         6 1/4% Notes due 2003, Series B

            (Title of each class of securities covered by this Form)

                                      None

         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)  [ ]
                Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
                Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6            [ ]
                Rule 12h-3(b)(1)(i)   [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Case Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    April 10, 2000          By:    /s/ Kevin J. Hallagan
     ----------------------         -------------------------------------------
                                 Name: Kevin J. Hallagan
                                 Title: Associate General Counsel and Secretary